Exhibit 10.4
AMENDMENT TO CO-EXCLUSIVE LICENSE AGREEMENT
     This Amendment to the Alnylam Co-Exclusive License Agreement is made as of March 14, 2011 (“Effective Date”), by and between Alnylam Pharmaceuticals, Inc. (“Alnylam”), on the one hand, and Whitehead Institute for Biomedical Research (“Whitehead”), Massachusetts Institute of Technology (“MIT”), and Max-Planck-Innovation GmbH (“MI”).
     This agreement is made with respect to the following recitals:
     WHEREAS, Alnylam and MI (at the time called Garching Innovation GmbH and referred to as GI in the Alnylam Co-Exclusive License Agreement) are parties to the Alnylam Co-Exclusive License Agreement;
     WHEREAS, Whitehead and MIT joined the Alnylam Co-Exclusive License Agreement on July 30, 2003;
     WHEREAS, the Alnylam Co-Exclusive License Agreement grants, among other things, a license to the “MAX PLANCK PATENT RIGHTS” (as that term is defined in the Alnylam Co-Exclusive License Agreement) to Alnylam, subject to the terms and conditions of the Alnylam Co-Exclusive License Agreement;
     WHEREAS, pursuant to that certain Assignment Agreement made and entered into as of March 14, 2011, MIT and Whitehead have become co-owners of the MAX PLANCK PATENT RIGHTS in the US;
     WHEREAS, the purpose of this Amendment is to reflect that MIT and Whitehead have become co-owners of the MAX PLANCK PATENT RIGHTS in the US and to amend the Alnylam Co-Exclusive License Agreement accordingly;
     WHEREAS, MIT and Whitehead have the right to grant licenses under the MAX PLANCK PATENT RIGHTS in the US;
     WHEREAS, Alnylam desires to obtain licenses with the right to grant sublicenses under the MAX PLANCK PATENT RIGHTS in the US, and MIT and Whitehead desire to grant such licenses subject to the conditions set forth herein;
     NOW, THEREFORE, Alnylam, on one hand, and each of MIT, Whitehead, and MI, on the other, hereby agree as follows:
1. Definitions. The following words and phrases shall have the meanings set forth below solely for purposes of this Amendment, including the recitals above.
     1.1. All capitalized terms not defined herein shall have the meaning set forth in the Alnylam Co-Exclusive License Agreement.
     1.2. “Amendment” shall mean this Amendment to the Alnylam Co-Exclusive License Agreement.

     1.3. “Alnylam Co-Exclusive License Agreement” shall mean the Co-Exclusive License Agreement originally executed on December 20, 2002, and subsequently amended, that grants therapeutic rights to the JOINT PATENT RIGHTS and the MAX PLANCK PATENT RIGHTS to Alnylam subject to the terms and conditions of that license agreement as amended.
2. Amendment to Alnylam Co-Exclusive License Agreement. The Parties agree that the Alnylam co-Exclusive License Agreement shall be amended as follows:
     2.1. The second “WHEREAS” clause shall be amended to begin: “WHEREAS, MAX-PLANCK is the sole owner of certain MAX PLANCK PATENT RIGHTS outside of the USA, and MAX-PLANCK, WHITEHEAD and M.I.T. are the co-owners of certain MAX PLANCK PATENT RIGHTS in the USA...”
     2.2. The fifth “WHEREAS” clause shall be amended to state: “WHEREAS, WHITEHEAD and M.I.T. have authorized GI to act as their agent for the purposes of licensing the JOINT PATENT RIGHTS and the MAX PLANCK PATENT RIGHTS (including WHITEHEAD’s and M.I.T.’s co-ownership rights in the MAX PLANCK PATENT RIGHTS in the USA) for therapeutic purposes, and therefore, this Agreement is binding on each of WHITEHEAD and M.I.T.”
     2.3. Section 2.1 shall be amended to read as follows:
     2.1 License Grant. MIT, WHITEHEAD and GI grant to COMPANY for the TERM a worldwide royalty-bearing co-exclusive license, with the right to grant sublicenses, under the PATENT RIGHTS to develop, make, have made, use, sell and import LICENSED PRODUCTS in the FIELD. MIT, WHITEHEAD and GI grant to COMPANY for the TERM a worldwide royalty-bearing non-exclusive license, without the right to grant sublicenses, under the PATENT RIGHTS to develop, make, have made, use, sell and import LICENSED PRODUCTS for all diagnostic uses other than for purposes of therapeutic monitoring.
     2.4. The Heading of Section 6.3 shall be amended to read as follows: “6.3 Infringement of JOINT PATENT RIGHTS.
     2.5. Section 6.3 shall be amended by adding the following at the beginning of the section, immediately following the heading: “This Section shall govern infringement or possible infringement of the JOINT PATENT RIGHTS.
     2.6. A new section shall be added after section 6.3 that reads as follows: “6.4 Infringement of MAX PLANCK PATENT RIGHTS.”
     2.7. The following sections 6.4.1. through 6.4.5. shall be added:
     “6.4.1. Notice. Each Party shall notify the other Parties promptly in writing of any infringement of any MAX PLANCK PATENT RIGHTS that becomes known to any of them, including without limitation the receipt of any Paragraph IV notice letter under the Drug Price Competition and Patent Term Restoration Act of 1984

(commonly referred to as the Hatch-Waxman Act). In no event shall such notice be given more than 60 calendar days after learning of any infringement.
     6.4.2. Control of Patent Litigation. GI, M.I.T. and WHITEHEAD agree that COMPANY may bring suit for infringement of any claim of the MAX PLANCK PATENT RIGHTS within the FIELD, to enjoin infringement, to collect damages, profits and awards of whatever nature recoverable for such infringement, to defend against any challenge to validity of such patent, and to pursue any such litigation until a final judgment, from which no further appeal may be taken and no further review may be sought. Alnylam shall reasonably consult with M.I.T. and WHITEHEAD and keep them informed concerning developments in the US Commercial Litigation.
          (a) M.I.T. and WHITEHEAD agree not to contest being joined as necessary parties by motion or being named as co-plaintiffs upon reasonable prior notice, if necessary to establish standing or subject matter jurisdiction, in any patent litigation brought in the United States against a for-profit commercial entity (the “US Commercial Infringement Litigation”), provided that the complaint satisfies all pleading obligations and the requirements of Rule 11 of the Federal Rules of Civil Procedure. Subject to Section 6.4.2(b), COMPANY shall have sole and exclusive control over all decisions in any such US Commercial Infringement Litigation except that COMPANY shall give good faith consideration to the views of M.I.T. and WHITEHEAD concerning the selection of counsel for any US Commercial Infringement Litigation or any settlement of any US Commercial Infringement Litigation.
          (b) In the event there arises an actual or potential conflict of interest between M.I.T. and/or WHITEHEAD on the one hand (the “Conflicted Party”), and Alnylam on the other hand, with respect to the US Commercial Infringement Litigation such that representation of the Conflicted Party by the counsel retained by COMPANY is inappropriate, the Conflicted Party shall be entitled to select its own counsel, which counsel shall be paid for by the Conflicted Party and not by COMPANY. Thereafter, COMPANY shall obtain the consent of the Conflicted Party to settle the US Commercial Infringement Litigation, which consent shall not be unreasonably withheld.
     6.4.3. Fees. Subject to Section 6.4.2(b) above, any and all fees, costs and expenses incurred by COMPANY, M.I.T., WHITEHEAD, and/or GI including, without limitation, attorney’s fees, court costs and disbursements, in connection with any action taken under this Section 6.4 shall be paid by, and be the sole responsibility of, COMPANY.
     6.4.4. Cooperation. M.I.T., WHITEHEAD, and GI shall cooperate fully with COMPANY in connection with any action under this Section 6.4 and agree to promptly provide reasonable access to all necessary documents, information, and persons under their control, and to render reasonable assistance in response to a request by COMPANY for such assistance, all at the Company’s expense.

     6.4.5. Consent. None of M.I.T., WHITEHEAD, or GI shall be entitled to bring a suit for infringement of any MAX PLANCK PATENT RIGHTS within the FIELD without the express written consent of COMPANY, which COMPANY may withhold in its sole discretion.”
3. No Additional Rights. Nothing in this Amendment shall be construed to confer any rights upon Alnylam by implication, estoppel, or otherwise as to any intellectual property rights, including without limitation patents and patent applications, trademarks, copyrights and know-how, of MIT or Whitehead other than the MAX PLANCK PATENT RIGHTS in the US, regardless of whether such intellectual property rights shall be dominant or subordinate to any patent application or patent in the MAX PLANCK PATENT RIGHTS in the US within the FIELD.
4. Miscellaneous Provisions.
     4.1. Non-Use of Owners’ Trademarks. Neither Alnylam nor its Affiliates and Sublicensees shall use the name of “Massachusetts Institute of Technology,” “Whitehead Institute,” or “University of Massachusetts,” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by any of them, in any promotional material or other public announcement or disclosure, without the prior written consent of the respective institution or in the case of an individual, the consent of that individual. The foregoing notwithstanding, Alnylam may state generally that it is exclusively licensed by MIT and/or Whitehead, under the MAX PLANCK PATENT RIGHTS in the US within the FIELD.
     4.2. Termination. MIT and Whitehead agree that this Amendment (including the license granted under Section 2.1) is non-revocable and cannot be terminated under any circumstances, except in the event of a termination of the Alnylam Co-Exclusive License Agreement pursuant to the provisions of Article 11 of the Alnylam Co-Exclusive License Agreement, which termination shall automatically terminate this Amendment.
     4.3. Notices. Any notices required or permitted under this Amendment and all correspondence hereunder shall be in English and in writing, shall specifically refer to this Amendment, and shall be sent by a method providing confirmation of delivery to the following addresses or facsimile numbers of the parties:
     Notices as described above shall be provided to the following:
If to Max Planck:
Managing Director
Max Planck Innovation GmbH
Amalienstr. 33
80799 Munich
Germany
If to Alnylam:

Alnylam Pharmaceuticals, Inc.
300 Third Street
Cambridge, MA 02142
Attn: General Counsel
If to MIT:
Massachusetts Institute of Technology
77 Massachusetts Ave.
Cambridge, MA 02139-4307
Attn: Office of the General Counsel
If to WHITEHEAD:
Vice President
Whitehead Institute
Nine Cambridge Center
Cambridge, MA 02142-1493
     4.4. Governing Law. This Amendment, and all disputes arising out of or related to such sections of this Amendment, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with section 12.2 (Governing Law) of the Alnylam Co-Exclusive License Agreement.
     4.5. Integration. This Amendment supersedes all prior written agreements and all prior written and contemporaneous oral agreements with respect to the subject matter hereof, except the Alnylam Co-Exclusive License Agreement, which, as amended by this Agreement, remains in full force and effect.
     4.6. Amendment and Waiver. This Amendment may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.
     4.7. Severability. Should one of the provisions of this Amendment be held void, invalid or unenforceable, the remaining provisions of this Amendment will not cease to be effective. The parties shall negotiate in good faith to replace such void, invalid or unenforceable provision by a new provision which reflects, to the extent possible, the original intent of the parties.
     4.8. Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Amendment.

     4.9. Dispute Resolution. The parties agree that any dispute or claim that arises between or among them relating to or arising out of this Amendment, will be considered a dispute or claim arising out of the Alnylam Co-Exclusive License Agreement and it shall be subject to the procedures set forth in Section 12.3 of the Alnylam Co-Exclusive Agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Barry Greene

Its:	President and Chief Operating Officer

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By:	R. Gregory Morgan

Its:	VP & General Counsel

WHITEHEAD INSTITUTE FOR BIOMEDICAL RESEARCH

By:	/s/ Martin A. Mullins

Its:	Vice President

MAX PLANCK INNOVATION
By:	/s/ Joe Gelies

Its:	Managing Director